Exhibit 99.1

Tanox Media & Investor Contact	Steve Sievert	713-578-4211

TANOX, INC. STOCKHOLDERS APPROVE MERGER WITH GENENTECH, INC.

HOUSTON, Texas – January 15, 2007 – Tanox, Inc. (NASDAQ: TNOX) (the “Company”) announced today that its stockholders have voted to adopt the merger agreement providing for the merger of the Company and a wholly owned subsidiary of Genentech, Inc. (NYSE: DNA), at the Company’s special meeting of stockholders held today in Houston, Texas.

Approximately 34.2 million shares of common stock were voted at the special meeting in favor of the adoption of the merger agreement, representing about 75.5 percent of Tanox’s total outstanding shares and 99.9 percent of the number of shares voted at the meeting. Adoption by the affirmative vote of the holders of a majority of shares of our common stock outstanding on the record date was required.

Under the terms of the merger agreement, promptly following the closing of the merger, Tanox stockholders would receive $20.00 in cash, without interest, for each share of Tanox common stock held. This represents a premium of approximately 47% over the last trading day before the proposed merger was announced and a 51% premium over the average share price over the 90 days before the proposed merger was announced.

The transaction is anticipated to close in the first quarter of 2007, subject to expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvement Act and the satisfaction of other customary closing conditions. The transaction was first announced in a press release dated November 9, 2006.

About Tanox

Tanox is a biotechnology company specializing in the development of monoclonal antibodies. The company develops innovative biotherapeutics for the treatment of immune-mediated diseases, inflammation, infectious disease and cancer. Tanox’s lead investigational therapy, TNX-355, is a viral-entry inhibitor antibody to treat HIV/AIDS. TNX-355 has shown significant antiviral activity in Phase 2 clinical testing. Tanox’s first-approved drug, Xolair® (omalizumab), is the first antibody approved to treat moderate-to-severe confirmed, allergic asthma. Xolair was developed in collaboration with Genentech, Inc. and Novartis Pharma AG and is approved for marketing in the United States, Canada and major European countries. Tanox is based in Houston and has a manufacturing facility in San Diego. Additional corporate information is available at www.tanox.com.

Tanox Safe Harbor

This news release contains forward-looking statements, including, in particular, statements about Tanox’s intention to close the merger with Genentech’s subsidiary. These are based on the Tanox’s current assumptions, expectations and projections about future events. Although Tanox believes that the expectations reflected in these forward-looking statements are reasonable, Tanox can give no assurance that the expectations will prove to be correct. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that would give rise to the termination of the merger agreement, (2) the outcome of any legal proceedings that have been or may be instituted against Tanox and/or others relating to the merger agreement, (3) the inability to complete the merger due to the failure to satisfy other conditions to consummation of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and (4) the failure of the merger to close for any other reason. There may be other events in the future that Tanox is not able to accurately predict or over which it has no control. The risk factors listed in Tanox’s Annual Report on Form 10-K for the year ended Dec. 31, 2005, filed with the SEC and subsequently filed Forms 10-Q and 8-K, provide examples of risks, uncertainties and events that may cause its actual results or matters relating to the merger to differ materially from the expectations described in forward-looking statements. Tanox undertakes no obligation, other than as required by applicable law, to update publicly any forward-looking statements in light of new information or future events.